    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 1997
                                                 REGISTRATION NO. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                        CYPRESS SEMICONDUCTOR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------

             DELAWARE                                94-2885898
  (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION NO.)
  INCORPORATION OR ORGANIZATION)

                             3901 NORTH FIRST STREET
                         SAN JOSE, CALIFORNIA 95134-1599
                                 (408) 943-2600
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)

                             ----------------------

                                  T.J. RODGERS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        CYPRESS SEMICONDUCTOR CORPORATION
                             3901 NORTH FIRST STREET
                         SAN JOSE, CALIFORNIA 95134-1599
                                 (408) 943-2600
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ----------------------

                                   Copies to:
                               JOHN A. FORE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                               650 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94301

                             ----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                              PROPOSED           PROPOSED
                                                              MAXIMUM            MAXIMUM
       TITLE OF EACH CLASS                AMOUNT              OFFERING           AGGREGATE          AMOUNT OF
        OF SECURITIES TO                  TO BE                PRICE             OFFERING         REGISTRATION
          BE REGISTERED                 REGISTERED         PER SECURITY(1)        PRICE(1)             FEE
-----------------------------------------------------------------------------------------------------------------
6% Convertible Subordinated Notes
  due 2002.......................      $175,000,000               100%         $ 175,000,000           $51,625
Common Stock, $.01 par value(2)..         7,407,407 shares(2)      --                     --                --
=================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

(2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 6% Convertible Subordinated Notes due 2002 registered hereby and, pursuant to Rule 416 under the Securities Act of 1933 as amended, such indeterminate number of shares of Common Stock as may be issued from time to time upon conversion of the Notes as a result of the antidilution provisions thereof. Pursuant to Rule 457(i), no registration fee is required for these shares.

                             ----------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                        CYPRESS SEMICONDUCTOR CORPORATION
             $175,000,000 6% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                                       AND
                             SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

        This Prospectus relates to $175,000,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2002 (the "Notes") of Cypress Semiconductor Corporation ("Cypress" or the "Company") and the shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company issuable upon the conversion of the Notes (the "Conversion Shares"). The Notes and the Conversion Shares may be offered from time to time for the accounts of the holders named herein (the "Selling Securityholders").

        The Notes are convertible at the option of the holder into shares of Common Stock of the Company, unless previously redeemed or repurchased, at any time prior to maturity, at a conversion price of $23.625 per share (equivalent to a conversion rate of approximately 42.33 shares per $1,000 principal amount of Notes), subject to adjustment under certain circumstances. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 1998.

        The Notes are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined). See "Description of Notes--Subordination." The Notes will mature on October 1, 2002, and may be redeemed, at the option of the Company, in whole or in part, at any time on or after October 3, 2000 at the redemption prices set forth in this Prospectus plus accrued interest. See "Description of Notes -- Redemption -- Optional Redemption." The Notes are also redeemable by the Company in the event of certain developments involving withholding taxes of the United States. See "Description of Notes -- Redemption -- Redemption for Taxation Reasons." In the event of a Fundamental Change (as defined), each Holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash, at the repurchase prices set forth in this Prospectus plus accrued interest. See "Description of Notes -- Repurchase at Option of Holders Upon a Fundamental Change."

        The Notes and the Conversion Shares may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Notes or Conversion Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Notes or Conversion Shares by the Selling Securityholders. The Company has agreed to pay all expenses incident to the offer and sale of the Notes and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Plan of Distribution."

        The Notes have been designated for trading on the Portal Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on the Portal Market. The Common Stock is traded on the New York Stock Exchange under the symbol "CY."

                             ----------------------

          THE NOTES AND THE COMMON STOCK OFFERED HEREBY INVOLVE A HIGH
             DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                The date of this Prospectus is December ___, 1997

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and 7 World Trade Center, Suite 1300, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

        The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes and Conversion Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Notes and the Conversion Shares, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

                       DOCUMENTS INCORPORATED BY REFERENCE

        The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1996, (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 29, 1997, (iii) the Company's Current Report on Form 8-K dated December 19, 1997; and (iv) the Company's Form 8-A filed May 12, 1986. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement. The Company will provide without charge to each person to whom a copy of the Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the foregoing documents incorporated by reference in the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to Chief Financial Officer, Cypress Semiconductor Corporation, 3901 North First Street, San Jose, California 95134,
Telephone: (408) 943-2600.

                                   THE COMPANY

        Cypress Semiconductor Corporation ("Cypress" or the "Company") designs, develops, manufactures and markets a broad line of high performance digital and mixed-signal integrated circuits for a range of markets, including computers, data communications, telecommunications and instrumentation systems. The Company currently offers approximately 450 products from its memory products, programmable products, computation products and data communications divisions. As of the end of 1996, Cypress marketed its products worldwide through a network of 22 North American sales offices, 7 North American distributors, 23 U.S. sales representative firms, 9 European sales offices, 2 Japanese sales offices, an office in Singapore, an office in Korea, an office in Taiwan and 44 international sales representative firms. The Company sells its products to a wide range of customers, including Alcatel, Cisco Systems, Compaq Computer, Hewlett-Packard, IBM, Lucent Technologies, Motorola, NEC, Northern Telecom and 3Com Corporation. In 1996 and for the nine months ended September 29, 1997, international sales accounted for 27% and 35% of the Company's total sales, respectively.

        The Company's initial strategy was to provide innovative high performance CMOS (complementary metal-oxide silicon) integrated circuits to niche markets, which were believed to be too small to warrant the considerable investment which would be required for the major established international semiconductor manufacturers to target those markets. The Company modified its strategy during 1992 to focus on selected high volume products, particularly in the static RAM (Random Access Memory) and PLD (Programmable Logic Device) markets, to bring those products to market quickly and at reduced cost and to achieve significant market acceptance of those targeted products. Because of the highly competitive nature of the semiconductor industry, its cyclicality and the anticipated pressure on average selling prices over the life of any particular product, the Company's ability to successfully implement this strategy and achieve its revenue, earnings and gross margin goals will depend upon a number of factors, including its ability to maintain its position in the high performance markets, to increase its presence in the more competitive high volume markets, to continue to successfully design and develop new products utilizing advanced semiconductor design and process technologies in a timely fashion, to improve manufacturing yields, to reduce manufacturing costs and cycle time and to effectively market and sell its products in light of significant domestic and international competition.

        The Company was incorporated in California in December 1982. In February 1987, the Company reincorporated in Delaware. The Company's principal executive offices are located at 3901 North First Street, San Jose, California 95134.

                                  THE OFFERING

Securities Offered............ $175,000,000 principal amount of 6% Convertible Subordinated Notes due
                               2002 (the "Notes").

Interest Payment Dates........ October 1 and April 1, commencing April 1, 1998.

Conversion.................... The Notes are convertible into Common Stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $23.625 per share (equivalent to a conversion rate of approximately 42.33 shares per $1,000 principal amount of Notes), subject to adjustment.

Subordination................. The Notes are subordinated in right of payment to all existing and future
                               Senior Indebtedness (as defined).  The Notes are also structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries.  As of September 29, 1997, there was approximately $172.1 million of indebtedness of the Company outstanding that constituted Senior
                               Indebtedness (including $117.3 million related to certain operating lease commitments, related first-loss clauses and certain foreign exchange contracts) and there was approximately $50.8 million of indebtedness and other liabilities of subsidiaries of the Company outstanding (excluding intercompany liabilities and indebtedness included as Senior Indebtedness as a result of guarantees by the Company) to which the Notes are structurally subordinated.  The Indenture does not restrict the Company from incurring additional Senior Indebtedness or the Company or its subsidiaries from incurring other indebtedness and liabilities.

Optional Redemption........... Except as described below under "Additional Amounts and Redemption for
                               Taxation Reasons," the Notes are not redeemable by the Company prior to
                               October 3, 2000.  On or after October 3, 2000, the Notes may be redeemed at the option of the Company in whole, or from time to time, in part, at the redemption prices set forth herein plus accrued interest.

Additional Amounts and
Redemption for Taxation
Reasons....................... The Company will pay Additional Amounts (as defined), subject to certain exceptions, in order that the Non-U.S. Holders (as defined) of Notes receive the full amount of the principal, premium, if any, and interest specified therein (including any amount payable upon a repurchase of the Notes as described immediately below under "Repurchase at Option of Holders Upon a Fundamental Change") without deduction for or on account of withholding or other taxes of the United States.  In the event that the Company must pay such Additional Amounts as a result of a change in law, the affected Notes will be redeemable at the option of the Company, as a whole but not in part, at 100% of the principal amount thereof, plus any accrued interest and any
                               Additional Amounts then payable.

Repurchase at Option of
Holders Upon a Fundamental
Change........................ In the event of a Fundamental Change (as defined) each Holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash at the repurchase prices set forth herein, subject to adjustment in certain events as described herein, plus accrued interest.

Use of Proceeds............... The Company will not receive any of the proceeds from the sale by the
                               Selling Securityholders of the Notes or the Conversion Shares.

                                  RISK FACTORS

        This Prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements as to the future operating results and business plans of the Company, that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, the cyclical nature of both the semiconductor industry and the markets addressed by the Company's products such as the networking, computer, and telecommunications markets, slower than expected growth in demand for semiconductor products, the availability and extent of utilization of manufacturing capacity, fluctuation in manufacturing yields, price erosion, competitive factors, the successful development, timing and market acceptance of new product introductions, product obsolescence, costs associated with future litigation, costs associated with protecting the Company's intellectual property, the successful ramp up of the Company's Philippines back-end manufacturing plant, and the ability to develop and implement new technologies, including the continued transition to the Company's new 0.5 micron process, as well as those discussed elsewhere in this Prospectus and in any documents incorporated herein by reference. In addition to the other information in this Prospectus and in any documents incorporated herein by reference, the following factors should be considered carefully in evaluating an investment in the Notes.

FLUCTUATIONS IN OPERATING RESULTS

        The Company's quarterly and annual results of operations are affected by a variety of factors that could materially and adversely affect revenues, gross profit and income from operations. These factors include, among others, demand for the Company's products; changes in product mix; competitive pricing pressure (particularly in the static RAM market); fluctuations in manufacturing yields; the cost and availability of raw materials; unanticipated delays or problems in the introduction or performance of the Company's new products; the Company's ability to introduce new products that meet customer requirements; market acceptance of the Company's products; product introductions by competitors; slower than expected growth in demand for semiconductor products; the availability and extent of utilization of manufacturing capacity; product obsolescence; the successful ramp up of the Company's Philippines backend manufacturing plant; the resolution of Alphatec's financial situation; the ability to develop and implement new technologies, including the continued transition to the Company's new 0.5 process and the continued migration to 0.35 and 0.25 micron processes; the level of expenditures for research and development and sales as well as the level of expenditure for general and administrative functions of the Company; costs associated with future litigation; and costs associated with protecting the Company's intellectual property. Any one or more of these factors could result in the Company failing to achieve its expectations as to future revenues, gross profit and income from operations. Additionally, risks inherent in the cyclical nature of both the semiconductor industry and the markets addressed by the Company's products may cause the Company's quarterly and annual results of operations to vary significantly. Moreover, as is common in the semiconductor industry, the Company frequently ships more product in the third month of each quarter than in either of the first two months of the quarter, and shipments in the third month are higher at the end of that month. The concentration of sales in the last month of the quarter contributes to the difficulty in predicting the Company's quarterly revenues and results of operations.

CYCLICAL NATURE OF SEMICONDUCTOR INDUSTRY

        The semiconductor industry has historically been characterized by wide fluctuations in product supply and demand. From time to time, the industry has also experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity and subsequent accelerated erosion of average selling prices ("ASPs"), and in some cases such downturns have lasted for more than a year. In the past, the Company's operating results were adversely affected by industry-wide fluctuations in the demand for semiconductors, which resulted in under-utilization of the Company's manufacturing capacity. The Company's results of operations for 1996 were adversely affected as a result of a significant downturn in the semiconductor industry generally, which particularly affected memory related products. A continuation of these conditions would materially and adversely affect the Company's business, financial condition and results of operations. In addition, the Company's business, financial condition and results of operations could be materially and adversely affected by industry-wide fluctuations in the future.

DEPENDENCE ON GROWTH OF END MARKETS

        The Company's continued success will depend in large part on the continued growth of various electronics industries that use semiconductors, including data communications and telecommunications equipment, computers and computer related peripherals, automotive electronics, industrial controls, consumer electronics equipment and military equipment. A significant portion of the products across the Company's product divisions are incorporated into data communications and telecommunications end-products. Any decline in the demand in networking applications, mass storage, telecommunications, cellular base stations, cellular handsets, and other personal communications devices which incorporate the Company's products could adversely affect the Company's business, financial condition and operating results. Certain of the Company's products, including USB microcontrollers, high frequency clocks and static RAMs, are incorporated into computer and computer-related products, which have historically been characterized by significant fluctuations in demand. Any decline in the demand for advanced microprocessors which utilize these products could materially and adversely affect the Company's operating results. Further, any slowdown in the computer and related peripherals markets could also materially and adversely affect the Company's operating results. No assurance can be given that the Company will not be materially and adversely affected by slower growth in any of the markets serviced by the Company's products.

PRODUCT PRICE FLUCTUATIONS

        The ASPs of the Company's products historically have decreased over the products' lives and are expected to continue to do so. To offset such ASP decreases, the Company relies primarily on cost reductions in the manufacture of such products, increased unit demand to absorb fixed costs and the introduction of new, higher priced products that incorporate advanced features. To the extent that such cost reductions, increased unit demand or new product introductions do not occur in a timely manner or newly introduced products do not gain market acceptance, the Company's business, financial condition and results of operations could be materially and adversely affected. See "-- New Product Development and Technological Change."

        The selling prices for the Company's products, particularly the static RAM products, fluctuate significantly with real and perceived changes in the balance of supply and demand for these commodity products. Growth in worldwide supply of static RAMs has outpaced growth in worldwide demand for static RAMs in recent periods, resulting in a significant decrease in average selling prices for the Company's static RAM products. During 1996 and, to a lesser extent, during the first nine months of 1997, the ASPs of the Company's static RAM products (which represented approximately 47% of the Company's revenues in 1996 and 39% of the Company's revenues during the first nine months of 1997) declined at a rate substantially in excess of historical rates. In the event that ASPs were to continue to decline at a faster rate than that at which the Company is able to decrease per unit manufacturing costs, the Company's business, financial condition and results of operations would be materially and adversely affected. The amount of capacity to be placed into production and future yield improvements by the Company's competitors could dramatically increase worldwide supply of static RAM products and increase downward pressure on pricing. Furthermore, the Company has no firm information with which to determine inventory levels of its competitors, or to determine the likelihood that substantial inventory liquidation may occur, causing further downward pressure on pricing.

INTELLECTUAL PROPERTY MATTERS; IMPACT OF LITIGATION

        The semiconductor industry has experienced a substantial amount of litigation regarding patent and other intellectual property rights. The Company is currently and may in the future be involved in litigation with respect to alleged infringement by the Company of another party's patents, or may in the future be involved in litigation to enforce its patents or other intellectual property rights, to protect its trade secrets and know-how, to determine the validity or scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation has in the past and could in the future result in substantial costs and diversion of management resources and payment of substantial damages and/or royalties or prohibitions against utilization of essential technologies, and could have a material adverse effect on the Company's business, financial condition and results of operations. From time to time the Company has received, and may receive in the future, communications alleging that its products or its processes may infringe on product or process technology rights held by others. In response to a series of such communications, the Company commenced a declaratory judgment action in June 1997 in the United States District Court for the District of Nevada against the Li Second Family Trust (the "Trust") asking for declaratory relief to the effect that a U.S. patent relating to a portion of the process for manufacturing semiconductors is unenforceable, invalid and not infringed by the Company. The Trust has counterclaimed for patent infringement on the same patent alleging such patent covers oxide-isolated integrated circuits. In correspondence, attorneys for the Trust have argued that such patent "is applicable to NMOS, CMOS, Bipolar, BiCMOS and other technologies." The Company believes it has meritorious defenses to the counterclaim and intends to defend itself vigorously. However, should the outcome of this action be unfavorable, the Company's business, financial condition and results of operations could be materially and adversely affected.

        Although the Company does not believe that its products or processes infringe the proprietary rights of any third parties, there can be no assurance that infringement or invalidity claims or actions (or claims for indemnification resulting from infringement claims) will not be asserted against the Company or that any such assertions (including the above-described counterclaim by the Trust) will not materially and adversely affect the Company's business, financial condition or results of operations. Irrespective of the validity or the successful assertion of such claims or actions (including the above-described counterclaim by the Trust), the Company could incur significant costs with respect to the defense thereof which could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, although the Company might seek to obtain a license under a third party's intellectual property rights with respect to any such claims or actions asserted against the Company, there can be no assurance that, under such circumstances, a license would be available under reasonable terms or at all.

        The Company has entered into technology license agreements with third parties which give those parties the right to use patents and other technology developed by the Company and which give the Company the right to use patents and other technology developed by such other parties, some of which involve payment of royalties and some of which involve access to technology used in the Company's operations. The Company anticipates that it will continue to enter into such licensing arrangements in the future. There can be no assurance that such licenses will continue to be available to the Company on commercially reasonable terms in the future. The loss of or inability to obtain licenses to key technology in the future could have a material adverse effect on the Company's business, financial condition and results of operations.

        The Company intends to continue to pursue patent, trade secret and mask work protection for its semiconductor process technologies. To that end, the Company has obtained certain patents and patent licenses and intends to continue to seek patents on its inventions and manufacturing processes, as appropriate. The process of seeking patent protection can be long and expensive, and there is no assurance that patents will be issued from currently pending or future applications or that, if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. In particular, there can be no assurance that any patents held by the Company will not be challenged, invalidated or circumvented. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology or design around the patents owned by the Company. The Company also relies on trade secret protection for its technology, in part through confidentiality agreements with its employees, consultants and third parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to or independently developed by others. In addition, the laws of certain territories in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States.

NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE

        The Company's future success depends on its ability to develop and introduce new products which compete effectively on the basis of price and performance and which address customer requirements. The Company is continually in the process of designing and commercializing new and improved products to maintain its competitive position. The success of new product introductions is dependent upon several factors, including timely completion and introduction of new product designs, achievement of acceptable fabrication yields and market acceptance. The development of new products by the Company and their design-in to customers' systems can take several years, depending upon the complexity of the device and the application. Accordingly, new product development requires a long-term forecast of market trends and customer needs, and the successful introduction of the Company's products may be adversely affected by competing products or technologies serving markets addressed by the Company's products.

        The Company is currently developing new products with smaller feature sizes, the fabrication of which will be substantially more complex than fabrication of the Company's current products. The successful introduction of these products and other new products will depend on the Company's development and implementation of new process technologies. For example, the Company is currently transitioning to its 0.5 micron process and expects to transition to smaller geometries in the future. If the implementation of such processes is not completed on a timely basis, the Company's business, financial condition and results of operations could be materially and adversely affected. In addition, as the Company develops its integrated solution products, it will require more technically sophisticated sales and marketing personnel to market these products successfully to its customers. If the Company is unable to design, develop, manufacture, market and sell new products successfully, its business, financial condition and results of operations results would be materially and adversely affected.

DEPENDENCE ON LIMITED SOURCES OF SUPPLY AND INDEPENDENT ASSEMBLY SUBCONTRACTORS

        Raw materials utilized by the Company's semiconductor manufacturing operation generally must meet exacting product specifications. The Company generally uses multiple sources of supply, but there are only a limited number of suppliers currently delivering certain raw materials that meet the Company's specifications. Any change in the Company's suppliers would require the qualification by the Company of the new supplier. Additionally, the availability of raw materials may decline due to the overall increase in world-wide semiconductor demand. Although shortages have occurred from time to time in the past and lead times in the industry have been extended on occasion, to date the Company has not experienced any significant interruption in operations as a result of a difficulty in obtaining raw materials for its semiconductor manufacturing operations. However, interruption of any one raw material source could have a material adverse effect on the Company's business, financial condition and results of operations.

        A portion of the Company's products are assembled, packaged and tested at the Company's back-end manufacturing facility located in the Philippines. The Company relies on independent subcontractors to assemble, package and test the balance of its products. This reliance involves significant risks, including reduced control over product costs, manufacturing yields, quality and delivery schedules, capacity and discontinuance or phase-out of such subcontractors' assembly processes. There can be no assurance that the Company's subcontractors will continue to assemble, package and test products for the Company.

        In the second quarter of 1997, Alphatec Electronics PCL ("Alphatec"), one of the Company's primary back-end manufacturing subcontract vendors, missed its deadline to repay $43.7 million of third party international bonds. Although Alphatec has experienced recent financial difficulties, the Company has experienced no disruption in supply from Alphatec's assembly and test operations. The Company has consigned capital assets to Alphatec which had a net book value as of September 29, 1997 of $15.3 million, and Alphatec's production represents approximately 24% of the Company's back-end manufacturing capacity. The Company is evaluating alternative options and has commenced qualification of products and processes at other subcontract vendors. However, should Alphatec cease operations or be forced to reduce its manufacturing capacity, the Company's ability to manufacture a material portion of its products in the future and ability to recover its consigned assets and inventory in process could be impaired.

RISK OF EXCESS MANUFACTURING CAPACITY; FABRICATION OF WAFERS

        The fabrication of integrated circuits is a highly complex and precise process, requiring production in a tightly controlled, clean environment. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. The Company may experience problems in achieving acceptable yields in the manufacture of wafers, particularly in connection with the expansion of its capacity and process transitions. The interruption of wafer fabrication or the failure to achieve acceptable manufacturing yields at any of the Company's facilities would have a material adverse effect on the Company's business, financial condition and results of operations.

        The Company has made substantial capital expenditures to increase its assembly and test manufacturing capacity and its wafer fabrication capacity and capability. Should the need for this additional capacity and capability not materialize, (such as insufficient loading of the Philippines backend manufacturing plant or accelerated upgrade to 0.35 and 0.25 micron technologies) expected cost savings will not materialize and the need to write off capital equipment made obsolete by the technology conversion may be required. The Company continues to evaluate its overall manufacturing capacity and capability relative to market conditions. There can be no assurance that market conditions will permit the Company to fully utilize this increased capacity and capability or that the increases in fixed costs and operating expenses related to this expansion of capacity and capability will not materially and adversely affect the Company's business, financial condition and results of operations.

        Additionally, the Company's headquarters and some manufacturing facilities are located near major earthquake faults. In the event of a major earthquake, the Company could suffer damages that could materially and adversely affect the Company's business, financial condition and results of operations.

COMPETITION

        The semiconductor industry is intensely competitive and has been characterized by price erosion, rapid technological change and heightened foreign competition in many markets. The industry consists of major domestic and international semiconductor companies, many of which have substantially greater financial, technical, marketing, distribution and other resources than the Company, as well as emerging companies attempting to obtain a share of the existing market. The Company faces competition from other domestic and foreign high performance integrated circuit manufacturers, many of which have advanced technological capabilities and have increased their participation in the CMOS and BiCMOS market sector. The ability of the Company to compete successfully in the rapidly evolving high performance end of the integrated circuit technology spectrum depends on elements both within and outside of its control, including success in developing new products and process technologies, product quality and price, diversity of product line, cost effectiveness, the pace at which customers incorporate the Company's products into their systems, the number and nature of its competitors and general economic conditions. The Company believes it competes favorably with respect to developing new products and process technologies, product quality and price, diversity of product line and cost effectiveness. Price competition in the future could further erode average selling prices and adversely affect revenues and operating results.

        In the low to medium density static RAM area (16 Kb or less in density), the Company competes against equivalent products of a few manufacturers such as Integrated Device Technology ("IDT"). There is more significant price competition in the higher-volume 256 Kb and 1 Mb static RAM area, in which the Company's competitors include IDT, Motorola, Micron Technology, Alliance Semiconductor, Integrated Silicon Solution, Inc., Hitachi and other Japanese and Korean manufacturers, as well as several smaller niche oriented semiconductor start ups.

        There are few CMOS competitors in the relatively small high speed PROM market. However, with the Company's entry into the EPROM market, the Company will increasingly compete in CMOS EPROMs with Advanced Micro Devices ("AMD"), SGS-THOMSON, Texas Instruments, Fujitsu, Atmel and Waferscale Integration. The Company competes extensively against bipolar PROM circuit manufacturers such as Philips Corporation and AMD.

        The Company's PLD competition consists of bipolar products from companies such as AMD and Texas Instruments, and from CMOS PLDs from larger competitors, including Samsung, AMD, Actel, Altera, Lattice Semiconductor Corporation and Xilinx. Additionally, the sale of PLDs is, in part, dependent on the availability of user design software. Like the Company, both Altera and Xilinx have such software packages.

        The Company's data communications and logic products compete against bipolar products of similar functionality from established companies such as AMD, as well as CMOS versions of these products from companies such as IDT, Samsung and Sharp.

        The Company competes against companies such as ICS/Avasem and ICW with respect to timing technology products; IDT, Quality Semiconductor and Pericom with respect to FCT products; and IDT, among others, with respect to module products.

        The Company's system logic products compete with products from Intel, OPTi, VLSI and Taiwanese manufacturers Silicon Integrated Systems, Acer Labs, Inc. and United Microelectronics Corporation.

INVENTORY RISK; SHORTENED CUSTOMER LEAD TIME

        The Company must order silicon and other raw materials and build inventory well in advance of product shipments. Because the Company's markets are volatile and subject to rapid technology and price changes, there is a risk that the Company will forecast incorrectly and produce excess or insufficient inventories of particular products. This inventory risk is heightened because many of the Company's customers place orders with short lead times. These factors increase not only the inventory risk but also the difficulty of forecasting quarterly operating results. For example, in the third quarter of 1996, the Company booked a special charge to inventory in the amount of $16 million to provide increased inventory reserve coverage. Failure to predict accurately the inventory required to meet customer demand could have a material adverse effect on the Company's business, financial condition and results of operations.

LIQUIDITY AND FUTURE CAPITAL NEEDS

        Semiconductor manufacturers generally have substantial ongoing capital requirements to maintain or increase manufacturing capacity. Due to the capital-intensive nature of the semiconductor industry and the Company's need to continue to invest in advanced manufacturing and test equipment, the Company expects to spend approximately $160 million in capital expenditures during 1997 and anticipates significant continuing capital expenditures in the next several years. Historically, the Company has reinvested a substantial portion of its cash flow from operations in capacity expansion and improvement programs. The Company's cash flows from operations depend on ASPs and the per unit cost of the Company's products. In the event that the Company is unable to decrease costs for its products at a rate equal to the rate of decline in selling prices for such products, the Company may not be able to generate sufficient cash flows from operations to maintain or increase manufacturing capacity. There can be no assurance that the Company will not be required to seek financing from external sources to satisfy its cash and capital needs or that such financing will be available on terms satisfactory to the Company. If such financing is required and is not available on terms satisfactory to the Company, the Company's business, financial condition and results of operations could be materially and adversely affected.

        On November 25, 1997, the Company repaid the $49 million balance outstanding under the Company's revolving credit facility. The facility continues to be available until July 1999.

DEPENDENCE ON KEY PERSONNEL

        The Company is dependent upon a limited number of key management and technical personnel. In addition, the Company's future success will depend in part upon its ability to attract and retain highly qualified personnel, particularly product design engineers. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel or that any of the Company's personnel will remain employed by the Company. Any loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF INTERNATIONAL OPERATIONS

        International sales represented 27% and 35% of the Company's total revenues in 1996 and the first nine months of 1997, respectively. The Company's offshore assembly and test operations and export sales are subject to risks associated with foreign operations, including currency exchange fluctuations, political instability, changes in local economic conditions and import and export controls, as well as changes in tax laws, tariffs and freight rates. To the extent any of such risks materialize, the Company's business, financial condition and results of operations could be materially and adversely affected.

ENVIRONMENTAL REGULATIONS

        The Company is subject to a variety of federal, state and local governmental regulations related to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in its manufacturing process. Increasing public attention has been focused on the environmental impact of semiconductor manufacturing operations. There can be no assurance that changes in environmental regulations will not impose the need for additional capital equipment or other requirements. Any failure by the Company to control the use of, or adequately to restrict the discharge of, hazardous substances under present or future regulations could subject the Company to substantial liability or could cause its manufacturing operations to be suspended. Such liability or suspension of manufacturing operations could have a material adverse effect on the Company's business and results of operations.

SIGNIFICANT LEVERAGE; DEBT SERVICE

        In connection with the sale of the Notes in the initial private placement, the Company incurred $175 million indebtedness which resulted in a ratio of long-term debt to total capitalization at September 29, 1997 of approximately 22.1%. Such ratio would be substantially greater if the Company's operating lease obligations were treated as long-term debt. As a result of this additional indebtedness in connection with the sale of the Notes in the initial placement, the Company's principal and interest obligations have increased substantially. The degree to which the Company is leveraged could materially and adversely affect the Company's ability to obtain financing for working capital, acquisitions or other purposes and could make it more vulnerable to industry downturns and competitive pressures. The Company's ability to meet its debt service obligations will be dependent upon the Company's future performance, which will be subject to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

        The Company will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness, including the Notes, future capital expenditures and any increased working capital requirements. If the Company is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it, will be permitted to do so under the terms of its existing financing arrangements. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or increased working capital requirements may be adversely affected. If the Company does not generate sufficient increases in cash flow from operations to repay the Notes at maturity, it could attempt to refinance the Notes; however, no assurance can be given that such a refinancing would be available on terms acceptable to the Company, if at all. Any failure by the Company to satisfy its obligations with respect to the Notes at maturity (with respect to payments of principal and accrued interest) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture and could cause a default under agreements governing other indebtedness, if any, of the Company.

SUBORDINATION AND ABSENCE OF FINANCIAL COVENANTS

        The Notes are unsecured and subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Notes are also structurally subordinated to the existing and future liabilities, including trade payables of the Company's subsidiaries, and the Company conducts a significant portion of its operations through subsidiaries. As of September 29, 1997, there was approximately $172.1 million of indebtedness of the Company outstanding that constituted Senior Indebtedness (including $117.3 million related to certain operating lease commitments, related first-loss clauses and certain foreign exchange contracts) and approximately $50.8 million of indebtedness and other liabilities of subsidiaries of the Company outstanding

(excluding intercompany liabilities and indebtedness included as Senior Indebtedness as a result of guarantees by the Company,) to which the Notes are structurally subordinated. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and liabilities by the Company or its subsidiaries, and the incurrence of any such additional indebtedness or liabilities could adversely affect the Company's ability to pay its obligations on the Notes. The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness, and that it and its subsidiaries will from time to time incur other additional indebtedness and liabilities. See "Description of Notes -- Subordination."

        The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, including Senior Indebtedness, by the Company or the issuance or repurchase of securities by the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Description of Notes -- Repurchase at Option of Holders Upon a Fundamental Change." The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company, nor would the requirement that the Company offer to repurchase the Notes upon a Fundamental Change necessarily afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company.

LIMITATIONS ON REPURCHASE OF NOTES

        Upon a Fundamental Change (as defined), each Holder of Notes will have certain rights, at the Holder's option, to require the Company to repurchase all or a portion of such Holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have or be able to obtain sufficient funds to pay the repurchase price for all Notes tendered by the Holders thereof. The Company's future credit agreements or agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions and provisions which prohibit the Company from repurchasing or redeeming any Notes and may provide that certain transactions constituting a Fundamental Change would constitute an event of default thereunder. In the event a Fundamental Change occurs at a time when the Company is prohibited from repurchasing or redeeming Notes, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing or redeeming Notes. In such case, the Company's failure to repurchase tendered Notes may constitute an Event of Default under the Indenture, which may, in turn, constitute a further default under the terms of certain of the Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Notes. See "Description of Notes -- Repurchase at Option of Holders Upon a Fundamental Change."

POTENTIAL VOLATILITY OF NOTES AND COMMON STOCK PRICE

        The market price for the Common Stock has been volatile. The market price of the Common Stock and, in turn, the market price of the Notes could be subject to significant fluctuations in response to variations in quarterly operating results, shortfalls in revenues or earnings from levels expected by securities analysts and other factors, such as announcements of technological innovations or new products by the Company or by the Company's competitors, government regulations and developments in patent or other proprietary rights. The securities markets have experienced volatility which is often unrelated to the operating performance of particular companies, and such volatility may in the future adversely affect the market price of the Common Stock and, in turn, the market price of the Notes. Also in the past, following a period of volatility in the market price of a company's securities, securities class action lawsuits have been instituted against some companies. A class action lawsuit was brought against the Company in 1995. Although such litigation was determined in the Company's favor, it resulted in legal expenses and other costs and diversion of management resources. Should the Company be subject to such lawsuits in the future, the costs of defending such litigation or any adverse judgment against the Company or any diversion of management resources could have a material adverse effect on the Company's business, financial condition and results of operations.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

        The Notes were issued in September 1997 in a private placement to a small number of institutional buyers. The Notes issued in the initial private placement have been designated for trading on the Portal Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on the Portal Market. The Company does not intend to list the Notes on any national securities exchange or on The Nasdaq Stock Market. There can be no assurance that an active trading market for the Notes will develop or, if one does develop, that it will be maintained. If an active trading market for the Notes fails to develop or be sustained, the trading price of such Notes could be adversely affected, and holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a public trading market develops for the Notes, future trading prices of the Notes will depend upon many factors, including, among other things, prevailing interest rates and the market price of the shares of Common Stock.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale by the Selling Securityholders of the Notes or the Conversion Shares.

                       RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods shown.

                                                                               NINE MONTHS ENDED
                                                FISCAL YEAR               ----------------------------
                                        --------------------------------  SEPTEMBER 30,  SEPTEMBER 29,
                                        1992  1993  1994   1995  1996         1996           1997
                                        ----  ----  ----   ----  ----     -------------  -------------
Ratio of earnings to fixed charges.....  N/A  8.7x  14.4x  19.7x  9.3x       13.0x             4.1x

        For purposes of calculating the ratio of earnings to fixed charges (i) earnings consist of earnings before taxes adjusted for fixed charges, minority interest and investment accounted for by the equity method and (ii) fixed charges consist of interest expense incurred, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor, plus amortization of debt issuance costs and amortization of the bond discount relating to the 1994 Convertible Subordinated Notes. The calculation for the nine month period ended September 29, 1997 includes a $1.6 million write-off of unamortized debt issuance costs related to the March 1997 redemption of the 1994 Convertible Subordinated Notes. Excluding this write-off, earnings to fixed charges ratio would have been 5.1x for the nine month period ended September 29, 1997. For the fiscal year ended December 28, 1992, earnings were insufficient to cover fixed charges by $30.9 million.

                             SELLING SECURITYHOLDERS

        The Notes were originally issued by the Company in a private placement and were resold by the initial purchasers thereof to qualified institutional buyers (within the meaning of Rule 144A under the Securities Act) or other institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions exempt from registration under the Securities Act, and in sales outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. The Notes and the Conversion Shares that may be offered pursuant to this Prospectus will be offered by the Selling Securityholders. The following table sets forth certain information concerning the principal amount of Notes beneficially owned by each Selling Securityholder and the number of Conversion Shares that may be offered from time to time pursuant to this Prospectus.

        From time to time, both BancAmerica Robertson Stephens and Deutsche Morgan Grenfell Inc. or their affiliates have provided, and may continue to provide, investment banking services to the Company, for which they received or will receive customary fees. None of the other Selling Securityholders has had any position, office or other material relationship with the Company or its affiliates within the past three years.

                                                PRINCIPAL
                                             AMOUNT OF NOTES                         NUMBER OF
                                              BENEFICIALLY      PERCENTAGE OF        CONVERSION
                                               OWNED THAT           NOTES            SHARES THAT
        NAME                                   MAY BE SOLD       OUTSTANDING      MAY BE SOLD(1)(2)
        ----                                 ---------------    -------------     -----------------
BancAmerica Robertson Stephens ...........      $4,740,000           2.7             200,634
Brown & Williamson Tobacco Corp.
 Master Retirement Trust..................         175,000            *                7,407
Credit Suisse First Boston Corporation ...       1,150,000            *               48,677
Deutsche Morgan Grenfell Inc. ............       8,750,000           5.0             370,370
Donaldson, Lufkin & Jenrette Securities
 Corp. ....................................        200,000            *                8,465
Farallon Capital Institutional, Partners LP      5,975,000           3.4             259,910
Farallon Capital Institutional Partners ...
 II, LP ...................................      1,105,000            *               46,772
Farallon Capital Offshore Investors, Inc. .      8,625,000           4.9             365,079
Farallon Capital Partners, LP..............      5,635,000           3.2             238,518
First Indemnity of America Insurance ......        500,000            *               21,164
Lazard Freres & Co. .......................        300,000            *               12,698
Manistay Convertible Fund .................      3,325,000           1.9             140,740
Mainstay VP Convertible Portfolio .........        500,000            *               21,164
NATWEST Securities Limited ................      5,000,000           2.9             211,640
New York Life Separate Account #7 ........       3,000,000           1.7             129,984
North Star Hedge Fund, LP ................       1,500,000            *               63,492
Salomon Brothers Asset Management, Inc. ..      12,600,000           7.2             533,333
Societe Generale Securities Corp. ........       7,450,000           4.3             315,343
Any other holders of Notes or future
 transferee, pledgee, donee or successor
 of or from any such other holder (3)(4)       104,470,000          62.8           4,792,380

--------
*   Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of $23.625 per share; such conversion price is subject to adjustment as described under "Description of the Notes--Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) The number of Conversion Shares held by each holder named herein is less than 1% of the Company's Outstanding Common Stock as of September 29, 1997.

(3) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.

(4) Assumes that any other holders of Notes, or any future transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion price.

        The preceding table has been prepared based upon the information furnished to the Company by the Selling Securityholders named therein.

        The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Notes since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Notes or Conversion Shares that will be held by the Selling Securityholders upon the termination of this offering. See "Plan of Distribution."

                              DESCRIPTION OF NOTES

        The Notes were issued under an indenture dated as of September 15, 1997 (the "Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). The form of the Indenture and the Registration Rights Agreement (as defined below) have been filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. References in this section to the "Company" are solely to Cypress Semiconductor Corporation, a Delaware corporation, and not its subsidiaries.

GENERAL

        The Notes are unsecured subordinated obligations of the Company, are limited to $175,000,000 aggregate principal amount, will mature on October 1, 2002 and will be payable at a price of 100% of the principal amount thereof. The Notes will bear interest at 6% from September 24, 1997, payable semiannually on April 1 and October 1 of each year, commencing on April 1, 1998.

        The Notes are convertible into Common Stock initially at a conversion price of $23.625 per share, subject to adjustment upon the occurrence of certain events described under "-- Conversion," at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased.

        The Notes are redeemable (a) at the option of the Company in the event of certain developments involving withholding taxes of the U.S. as described below under "-- Redemption -- Redemption for Taxation Reasons" at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to, but excluding, the Redemption Date (as defined) and (b) at the option of the Company under the circumstances and at the redemption prices set forth below under "-- Redemption -- Optional Redemption," plus accrued interest to, but excluding, the Redemption Date.

        The Indenture does not contain any financial covenants or restrictions on the payment of dividends by the Company, the incurrence of indebtedness, including Senior Indebtedness (as defined), by the Company or the issuance or repurchase of securities by the Company. The Indenture contains no covenants or other provisions to afford protection to Holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described below under "-- Repurchase at Option of Holders Upon a Fundamental Change."

CONVERSION

        The Holder of any Note has the right at the Holder's option to convert any Note (in denominations of $1,000 or any multiple thereof) into shares of Common Stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $23.625 per share (equivalent to a conversion rate of approximately 42.33 shares per $1,000 principal amount of Notes). The conversion price is subject to adjustment from time to time as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Business Day prior to the Redemption Date or the Repurchase Date (as defined) for such Note, as the case may be.

        Beneficial owners of interests in a Note in global form may exercise their right of conversion by delivering to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a Note held in certificated form into shares of Common Stock, a Holder must (i) complete and manually sign the conversion notice on the back of the Note (or complete and manually sign a facsimile thereof) and deliver such notice to the Trustee at the office or agency of the Trustee in New York, New York or the Corporate Trust Office of the Trustee in Los Angeles, California or any Conversion Agent, (ii) surrender the Note to the Trustee at the office or agency of the Trustee in New York, New York or the Corporate Trust Office of the Trustee in Los Angeles, California or to any Conversion Agent, as the case may be, (iii) if required, furnish appropriate endorsements and transfer documents, (iv) if required, pay all transfer or similar taxes, and (v) if required, pay funds equal to interest payable on the next interest payment date. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the date of surrender for conversion. Such notice of conversion can be obtained from the Trustee at the Corporate Trust Office or the office of any Conversion Agent. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share in an amount determined as set forth below. Such certificate will be sent by the Trustee to the appropriate Conversion Agent for delivery to the Holder. Such Common Stock issuable upon conversion of the Notes will be fully paid and nonassessable. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date during such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. In the case of any Note which has been converted after any Regular Record Date, but on or before the next Interest Payment Date, interest the Stated Maturity of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion. Such interest shall be paid to the Holder of such Note on such Regular Record Date. As a result, a Holder that surrenders Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock on the day of conversion.

        A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

        The initial conversion price of $23.625 per share of Common Stock (equivalent to a conversion rate of approximately 42.33 shares per $1,000 principal amount of the Notes) is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock (provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration thereof); (iv) the distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash); (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarterly period does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v), and (y) 3.75% of the average of the daily Closing Prices (as defined) of the Common Stock for the ten consecutive Trading Days (as defined) immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company; (vi) payment in respect of a tender or exchange offer by the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined) per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and (vii) payment in respect of a tender offer or exchange offer by a person other than the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of quarterly cash dividends permitted to be excluded pursuant to such clause (v). In the event of a distribution to substantially all holders of Common Stock of rights to subscribe for additional shares of the Company's capital stock as provided in clause (iii) above, the Company may, instead of making any adjustment in the conversion price, make proper provision so that each Holder of a Note who converts such Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights. If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution. The adjustment referred to in clause (vii) above will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause
(vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

        In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible).

        The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days notice of such reduction, if the Board of Directors of the Company has made a determination that such reduction would be in the best interests of the Company which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any Income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

        No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

SUBORDINATION

        The indebtedness evidenced by the Notes is subordinated in right of payment to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness (as defined). Upon any distribution of assets of the Company resulting from any dissolution, winding up, liquidation or reorganization (including any of the foregoing as a result of bankruptcy or moratorium of payment), the payment on account of the principal of, redemption of, liquidated damages, if any, or premium, if any, and interest on the Notes (including on account of a Fundamental Change) is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the Holders of the Notes are entitled to receive any payment or other distribution in respect thereof. The Indenture will require that the Company promptly notify the Trustee if payment of the Notes is accelerated because of an Event of Default.

        The Company also may not make any payment upon, redemption of, or payment of liquidated damages, if any, on or purchase or otherwise acquire the Notes if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits the holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived or ceases to exist and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

        By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and Holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

        In the event that, notwithstanding the foregoing, the Trustee or any Holder of the Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness of the Company or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness of the Company remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness of the Company.

        The Notes are unsecured and subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Notes are also structurally subordinated to the existing and future liabilities, including trade payables, of the Company's subsidiaries, and the Company conducts a significant portion of its operations through subsidiaries. As of September 29, 1997, there was approximately $172.1 million of indebtedness of the Company outstanding constituting Senior Indebtedness (including $117.3 million related to certain operating lease commitments, related first-loss clauses and certain foreign exchange contracts) and there was approximately $50.8 million of indebtedness and other liabilities of subsidiaries of the Company outstanding (excluding intercompany liabilities and indebtedness included as Senior Indebtedness as a result of guarantees by the Company) to which the Notes would have been structurally subordinated. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries, and the incurrence of any such additional indebtedness or liabilities could adversely affect the Company's ability to pay its obligations on the Notes. The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness, and that it and its subsidiaries will from time to time incur other additional indebtedness and liabilities. See "Risk Factors--Subordination and Absence of Financial Covenants."

        The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will be senior to those of Holders of the Notes in respect of all funds collected or held by the Trustee.

        The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is pari passu or "junior" to the Notes. Notwithstanding the foregoing, Senior Indebtedness shall not include Indebtedness of the Company to any subsidiary of the Company.

        The term "Indebtedness" means, with respect to any Person, and without duplication, (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Person in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services, (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances, (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person or under other leases for facilities, equipment or related assets, whether or not capitalized, entered into or leased for financing purposes (as determined by the Company) and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property or improvements thereon which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d), (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person, and (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

        The term "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

REDEMPTION

Optional Redemption

        At any time on or after October 3, 2000, the Notes will be redeemable at the Company's option on at least 20 and not more than 60 days notice, in whole, or from time to time, in part, at the following prices (expressed as percentages of the principal amount), together with accrued interest to, but excluding, the Redemption Date.

        If redeemed during the 12-month period beginning October 1 (beginning October 3, 2000 and ending September 30, 2001, in the case of the first such period):

                                           REDEMPTION
YEAR                                         PRICE
-----                                      -----------
2000..................................        102.4%
2001..................................        101.2

and 100% at October 1, 2002; provided that any semi-annual payment of interest becoming due on the Redemption Date shall be payable to the Holders of record on the Regular Record Date of the Notes being redeemed.

        If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued at the office or agency of the Trustee in the City of New York or the Corporate Trust Office of the Trustee in Los Angeles, California. If a portion of a Holder's Notes is selected for partial redemption and such Holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

        There is no sinking fund provided for the Notes.

Redemption for Taxation Reasons

        If, as a result of any change in, or amendment to, the laws or regulations prevailing in the United States or any political subdivision or taxing authority thereof or therein, which change or amendment becomes effective on or after September 19, 1997 or as a result of any application or official interpretation of such laws or regulations not generally known before that date (a "Tax Law Change") the Company is or would be required on the next succeeding Interest Payment Date to pay Additional Amounts (as defined), and such requirement or obligation cannot be avoided by the Company taking reasonable measures available to it, the Company may redeem the affected Notes in whole, but not in part, at any time, on giving not less than 20 days notice, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to, but excluding, the Redemption Date and any Additional Amounts then payable, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to withhold or pay additional amounts were a payment in respect of the Notes then made.

        Prior to the publication of any notice of redemption with respect to a Tax Law Change, the Company shall deliver to the Trustee (a) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an opinion of counsel selected by the Company and reasonably acceptable to the Trustee, to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Tax Law Change. The Company's right to redeem the affected Notes shall continue as long as the Company is obligated to pay Additional Amounts, notwithstanding that the Company shall have theretofore made payments of Additional Amounts.

PAYMENT AND CONVERSION

        The principal of Notes will be payable in United States dollars, against surrender thereof at the office or the agency of the Trustee in The City of New York or the Corporate Trust Office of the Trustee in Los Angeles, California, or, subject to any applicable laws and regulations, at the office of any Paying Agent, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of $2,000,000) maintained by the Holder with, a bank in The City of New York. Payment of any installment of interest on Notes will be made to the Person in whose name such Notes or any predecessor Note is registered at the close of business on March 15 or September 15 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). Payments of such interest will be made by a dollar check drawn on a bank in The City of New York mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Trustee not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of $2,000,000) maintained by the Holder with a bank in The City of New York. No such transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date.

        Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close; provided, however, that a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close shall not be a Business Day for certain purposes.

        Notes may be surrendered for conversion, subject to any applicable laws and regulations, at the office of any Conversion Agent outside the U.S. In addition, Notes may be surrendered for conversion at the office or agency of the Trustee in The City of New York or the Corporate Trust Office of the Trustee in Los Angeles, California. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "--Conversion."

        The Company has initially appointed as Paying Agent and Conversion Agent the Trustee at its Corporate Trust Office in Los Angeles, California or at the office or agency of the Trustee in The City of New York. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain offices or agencies in The City of New York for payments with respect to the Notes and for the surrender of Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "--Notices" below.

        Interest payable on Notes on any Redemption Date or Repurchase Date that is an Interest Payment Date will be paid to the Holders of record as of the immediately preceding Regular Record Date.

        All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes which remain unclaimed at the end of the earlier of the date on which such money escheats to the state or two years after such payment has become due and payable will be repaid to the Company, and the Holder of such Note will thereafter look only to the Company for payment thereof.

PAYMENT OF ADDITIONAL AMOUNTS

        The Company will pay to a Non-U.S. Holder (as defined in "Certain United States Federal Income Tax Considerations" below) of any Note such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable; provided however, that the foregoing obligation to pay Additional Amounts will not apply to:

               (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Non-U.S. Holder (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such Non-U.S. Holder, if such Non-U.S. Holder is a trust, an estate, a partnership or a corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Non-U.S. Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen, domiciliary or resident of the United States or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein; or (ii) such Non-U.S. Holder's present or former status as a personal holding company, a foreign personal holding company with respect to the United States, a controlled foreign corporation, a passive foreign investment company, or a foreign private foundation or foreign tax exempt entity for United States tax purposes, or a corporation which accumulates earnings to avoid United States federal income tax;

               (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Non-U.S. Holder of such Notes for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

               (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

               (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with a request by the Company addressed to such Non U.S. Holder (or such fiduciary, settler, beneficiary, member, shareholder or possessor) to provide any certification, identification or other reporting concerning the nationality, residence, identity or connection with the United States of such Non-U.S. Holder (or beneficial owner of such Note), if compliance is required or imposed by a statute, treaty, regulation or administrative practice of the United States or any political subdivision or taxing authority thereof or therein as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

               (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such Note;

               (f) any tax, assessment or other governmental charge imposed on interest received by a Non-U.S. Holder actually or constructively holding 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

               (g) any tax, assessment or other governmental charge imposed on a Non-U.S. Holder that is a partnership or a fiduciary or other than the sole beneficial owner of such payment, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of Additional Amounts had the beneficial owner, member, beneficiary or settlor directly been the holder of the Note; or
        (h) any combination of items (a), (b), (c), (d), (e), (f) and (g).

Notwithstanding the foregoing, the Company shall not be obligated to pay Additional Amounts in respect of payments becoming due on the Notes more than 15 days after the Redemption Date with respect to any redemption of the Notes described in the first paragraph under "--Redemption--Redemption for Taxation Reasons" to the extent that the Company's obligation to pay such Additional Amounts arises from the Tax Law Change that resulted in such redemption.

REPURCHASE AT OPTION OF HOLDERS UPON A FUNDAMENTAL CHANGE

        If a Fundamental Change (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of a Note that is $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price (the "Repurchase Price") (expressed as a percentage of the principal amount) equal to
(i) 106% if the Repurchase Date is during the 12-month period beginning October 1, 1997, (ii) 104.8% if the Repurchase Date is during the 12-month period beginning October 1, 1998, (iii) 103.6% if the Repurchase Date is during the 12-month period beginning October 1, 1999 and (iv) thereafter at the redemption price set forth under "--Redemption--Optional Redemption" which would be applicable to a redemption at the option of the Company on the Repurchase Date; provided that, if the Applicable Price (as defined) is less than the Reference Market Price (as defined), the Company shall repurchase such Notes at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Notes to, but excluding, the Repurchase Date. Any Notes repurchased by the Company shall be canceled.

        Within 30 days after the occurrence of a Fundamental Change, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Fundamental Change and of the repurchase right arising as a result thereof. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee or any Paying Agent of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. Beneficial owners of an interest in a Global Note may exercise the repurchase right by delivering the appropriate instruction form for repurchases at the election of Holders pursuant to the DTC book entry repurchase program.

        The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock or shares which are (or, upon consummation of or immediately following such transaction or event, will be) listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices. The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Stock during the ten Trading Days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if no such record date exists, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term

"Reference Market Price" shall initially mean $10.625 (which is equal to 66 2/3% of the last sale price of the Common Stock on September 18, 1997) and in the event of any adjustment to the conversion price described above pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $10.625 to the conversion price of $23.625 (without regard to any adjustment thereto).

        Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule and any other securities laws to the extent applicable at that time.

        Upon a Fundamental Change, each Holder of Notes will have certain rights, at the Holder's option, to require the Company to repurchase all or a portion of such Holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have or be able to obtain sufficient funds to pay the repurchase price for all Notes tendered by the Holders thereof. The Company's future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions and provisions which prohibit the Company from repurchasing or redeeming any Notes, and future agreements relating to indebtedness may also provide that certain transactions constituting a Fundamental Change would constitute an event of default thereunder. In the event a Fundamental Change occurs at a time when the Company is prohibited from repurchasing or redeeming Notes, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing or redeeming Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a further default under the other Indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

        The repurchase option upon a Fundamental Change feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Fundamental Change repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change repurchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Fundamental Change, although it is possible that the Company could decide to do so in the future. Subject to the limitations on mergers, consolidations and sale of assets described herein, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Fundamental Change under the Indenture, but that could increase the amount of indebtedness (including Senior Indebtedness) outstanding at such time or otherwise affect the Company's capital structure or credit ratings. The payment of the repurchase price in the event of a Fundamental Change is subordinated to the prior payment of Senior Indebtedness as described under "--Subordination" above.

        The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company nor would the requirement that the Company offer to repurchase the Notes upon a Fundamental Change necessarily afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company.

MERGERS AND SALES OF ASSETS BY THE COMPANY

        The Company may not consolidate with or merge into any other Person (in a transaction in which the Company is not the surviving entity) or transfer or lease its properties and assets substantially as an entirety to any Person unless (i) the Person formed by such merger or into which the Company is merged or the Person to which the properties and assets of the Company are so transferred or leased shall expressly assume the payment of the principal of, premium, if any, and interest on the Notes, (ii) no default and no Event of Default shall have occurred and be continuing as a result of such consolidation, merger, transfer or lease, and (iii) the performance of the other covenants of the Company under the Indenture and certain other conditions are met.

EVENTS OF DEFAULT

        The following will be Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note when due; (b) failure to pay any interest on, or Additional Amounts with respect to, any Note when due, continuing for 30 days; (c) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; and (d) certain events of bankruptcy, insolvency or reorganization. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions providing for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        If an Event of Default (other than as specified in clause (d) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default as specified in clause (d) above occurs and is continuing, then the principal of, and accrued interest on, all the Notes shall ipso facto become immediately due and payable without any declaration or other act on the part of the Holders of the Notes or the Trustee. For information as to waiver of defaults, see "--Meetings, Modification and Waiver."

        No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note, for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

        The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

        The Indenture contains provisions for convening meetings of the Holders of Notes to consider matters affecting their interests.

        Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes or (ii) by the adoption of a resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least the lesser of a majority in aggregate principal amount of the Outstanding Notes and 66 2/3% of the aggregate principal amount of the Notes represented and entitled to vote at such meeting. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or interest on, any Note, (c) reduce the amount payable upon a redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the obligation of the Company to pay Additional Amounts described above in a manner adverse to the Holders, (f) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (h) modify the obligation of the Company to maintain an office or agency in The City of New York, (i) adversely affect the right to convert Notes, (j) modify the subordination provisions in a manner adverse to the Holders of the Notes, (k) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (l) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (m) reduce the percentage in aggregate principal amount of Outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted, or (n) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Outstanding Notes and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

        The Indenture may also be modified or amended without the consent of the
Holders: (i) to evidence the succession of another Person to the Company as otherwise permitted by the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any power conferred upon the Company; (iii) to add any Events of Default; (iv) to secure the Notes; (v) to make provision with respect to the conversion and repurchase rights of Holders in accordance with the provisions of the Indenture; (vi) to comply with the requirements of the Trust Indenture Act; or (vii) to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interest of Holders of Notes in any material respect.

        The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture by written consent. The Holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, by written consent.

REGISTRATION RIGHTS

        The Company has entered into a registration rights agreement with the initial purchasers (the "Registration Rights Agreement") pursuant to which the Company is required, at the Company's expense for the benefit of the

Holders of the Notes and the Common Stock issuable upon conversion thereof (together, the "Registrable Securities"), (i) file with the Commission within 90 days after the date of original issuance of the Notes, a registration statement (the "Shelf Registration Statement") covering resales of the Registrable Securities, (ii) use its reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the Notes and (iii) use its reasonable efforts to keep effective the Shelf Registration Statement until the second anniversary of the last date of original issuance of Notes or such earlier date as all Registrable Securities shall have been disposed of or on which all Registrable Securities held by Persons that are not affiliates of the Company may be resold without registration pursuant to Rule 144(k) under the Securities Act (the "Effectiveness Period"). This Registration Statement has been filed pursuant to the Company's obligations under the Registration Rights Agreement. The Company will be permitted to suspend the use of the prospectus which is part of the Shelf Registration Statement in connection with the sales of the Registrable Securities during certain periods of time under certain circumstances relating to pending corporate developments, public filings with the Commission and other events. The Company will provide to each holder of Registrable Securities copies of the prospectus that is a part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit public resales of the Registrable Securities. A holder of Registrable Securities that sells such Registrable Securities pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement, including certain indemnification obligations.

        If (i) on or prior to 90 days following the date of original issuance of the Notes a Shelf Registration Statement has not been filed with the Commission or (ii) on or prior to the 180th day following the date of original issuance of the Notes, such Shelf Registration Statement is not declared effective (each, a "Registration Default"), additional interest ("Liquidated Damages") will accrue on the Notes, from and including the day following such Registration Default until such time as such Shelf Registration Statement is filed or such Shelf Registration Statement is declared effective, as the case may be. Liquidated Damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which such Liquidated Damages begin to accrue, and will accrue at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount, to and including the 90th day following such Registration Default and one-half of one percent (0.50%) thereof from and after the 91st day following such Registration Default. In the event that during the Effectiveness Period the Shelf Registration Statement ceases to be effective for more than 90 days or the Company suspends the use of the prospectus which is a part thereof for more than 90 days, whether or not consecutive, during any 12-month period, then the interest rate borne by Notes will increase by an additional one-half of one percent (0.50%) per annum from the 91st day of the applicable 12-month period such Shelf Registration Statement ceases to be effective or the Company suspends the use of the Prospectus which is a part thereof, as the case may be, until the earlier of such time as (i) the Shelf Registration Statement again becomes effective, (ii) the use of the related prospectus ceases to be suspended or
(iii) the Effectiveness Period expires. The Company will agree in the Registration Rights Agreement to use its reasonable efforts to cause such Common Stock issuable upon conversion of the Notes to be quoted on the New York Stock Exchange, or, if the Common Stock is not then quoted on the New York Stock Exchange, to be listed on such exchange or market in the United States as the Common Stock is then listed, upon effectiveness of the Shelf Registration Statement.

        This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement.

TRANSFER AND EXCHANGE

        At the option of the Holder upon request confirmed in writing, Notes will be exchangeable at any time into an equal aggregate principal amount of Notes of different authorized denominations.

        Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Note Registrar, without service charge but, in the case of a transfer, upon payment of any taxes and other governmental charges as described in the Indenture. Any registration of transfer or exchange will be effected upon the Note Registrar being satisfied with the documents of title and identity of the Person making the request, and subject to such reasonable regulations as the Company may from time to time agree upon with the Note Registrar, all as described in the Indenture. Notes may be transferred in whole or in part in authorized denominations at the office or agency of the Trustee in The City of New York or the Corporate Trust Office of the Trustee in Los Angeles, California.

        The Company has initially appointed the Trustee as Note Registrar. The Company reserves the right to vary or terminate the appointment of the Note Registrar or to appoint additional or other Note Registrars or to approve any change in the office through which any Note Registrar acts, provided that there will at all times be a Note Registrar in the City of New York.

        In the event of a redemption of less than all of the Notes for any of the reasons set forth above under "--Redemption," the Company will not be required (a) to register the transfer or exchange of Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption or (b) to register the transfer of or exchange any Note, or portion thereof, called for redemption.

TITLE

        The Company, the Trustee, any Paying Agent, any Conversion Agent and any Note Registrar may treat the registered owner (as reflected in the Note Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

        Notice to Holders of Notes will be given by mail to the addresses of such Holders as they appear on the Note Register. Such notices will be deemed to have been given on the date of such mailing or on the date of the first such publication, as the case may be.

        Notice of a redemption of Notes will be given at least once not less than 20 nor more than 60 days prior to the Redemption Date (which notice shall be published in accordance with the procedures described in the preceding paragraph) and shall be irrevocable and will specify the Redemption Date.

REPLACEMENT OF NOTES

        Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

        The Company will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes or the issuance of Common Stock upon any conversion of Notes. Except as described under "--Payment of Additional Amounts," the Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

GOVERNING LAW

        The Indenture, the Notes and the Registration Rights Agreement will be governed by and construed in accordance with the laws of the State of New York, United States of America.

INFORMATION CONCERNING THE TRUSTEE

        State Street Bank and Trust Company of California, N.A., is the Trustee under the Indenture. The Company may maintain deposit accounts and conduct other banking transactions with the Trustee and its affiliates in the normal course of business.

        In case an Event of Default shall occur (and shall not be cured or waived in a timely manner), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the Notes and Common Stock into which the Notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding Notes or Common Stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding Notes or Common Stock as part of a hedging or conversion transaction or straddle or persons deemed to sell Notes or Common Stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to U.S. Holders (as defined below). In addition, this discussion is limited to original purchasers of Notes who acquire the Notes at their original issue price within the meaning of Section 1273 of the Code, and who will hold the Notes and Common Stock as "capital assets" within the meaning of Section 1221 of the Code.

        ALL PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK.

U.S. HOLDERS

        As used herein, the term "U.S. Holder" means the beneficial holder of a Note or Common Stock that for United States federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A "Non-U.S. Holder" is any holder other than a U.S. Holder.

Interest

        Stated interest on the Notes will generally be includable in a U.S. Holder's gross income and taxable as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting. There are several circumstances under which the Company could make a payment on a Note which would affect the yield to maturity of a Note, including (as described under "Description of Notes") the payment of Liquidated Damages, the payment of Additional Amounts, the redemption of a Note by the Company, or the repurchase of a Note at the option of a Holder in the event of a Fundamental Change. According to Treasury Regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the debt obligations are issued, is remote. The Company believes that the likelihood of a change in the interest rate on the Notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note.

Conversion of Notes Into Common Stock

        A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except to the extent the Common Stock is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income) or with respect to cash received in lieu of a fractional share of Common Stock. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted (reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash) and the holding period of the Common Stock received on conversion will generally include the period during which the converted Notes were held. However, a U.S. Holder's tax basis in shares of Common Stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin as of the date of conversion.

        The conversion price of the Notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Notes in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits.

Sale, Exchange or Retirement of the Notes

        Each U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Notes. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Note should be capital gain or loss and will generally be long-term capital gain or loss if the Note has been held or deemed held for more than one year at the time of the sale or exchange. On August 5, 1997, legislation was enacted which, among other things, reduces to 20% the maximum rate of U.S. federal tax on long-term capital gains on most capital assets held by an individual for more than 18 months. In addition, under this legislation, gain on most capital assets held by an individual more than one year and up to 18 months is subject to U.S. federal tax at a maximum rate of 28%. A holder's initial basis in a Note will be the amount paid therefor.

The Common Stock

        Distributions, if any, paid on the Common Stock after a conversion, to the extent made from current and/or accumulated earnings and profits of the Company, as determined for U.S. federal income tax purposes, will be included in a U.S. Holder's income as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) as they are paid. Gain or loss realized on the sale or exchange of Common Stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such Common Stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the Common Stock for more than one year. On August 5, 1997, legislation was enacted that reduces to 20% the maximum U.S. federal rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months. In addition, under this legislation, gain on most capital assets held by an individual more than one year and up to 18 months is subject to U.S. federal tax at a maximum rate of 28%.

Information Reporting and Backup Withholding

        A U.S. Holder of Notes or Common Stock may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the Notes. These backup withholding rules apply if the holder, among other things (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

        The Company will report to the U.S. Holders of Notes and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

NON-U.S. HOLDERS

        The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder.

        For purposes of withholding tax on interest and dividends discussed below, a Non-U.S. Holder (as defined above) includes a non-resident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a Note or Common Stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Stated Interest

        Generally any interest paid to a Non-U.S. Holder of a Note that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as "portfolio interest." Generally interest on the Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, (ii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address, (iii) the Non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business, and (iv) the Notes are in registered form.

        The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under recently issued Treasury Regulations that will generally be effective after December 31, 1998 (the "New Regulations"), the Forms 1001 and 4224 will be replaced by a new Form W-8. Under the New Regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and make certain certifications. Special procedures are provided in the New Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the New Regulations.

Dividends

        In general, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such is reduced by an applicable income tax treaty. Dividends that are connected with such holder's conduct of a trade or business in the United States (U.S. trade or business income) are generally subject to U.S. federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. Currently, dividends paid to an address in a foreign country generally are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under the New Regulations, a Non-U.S. Holder claiming the benefits of a treaty generally will be required to provide a Form W-8 (or suitable substitute form) certifying such Non-U.S. Holder's entitlements to treaty benefits. Other recently adopted regulations that will be effective with respect to payments made after December 31, 1997, provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity. Prospective investors should consult their tax advisors regarding the effect, if any, of these new regulations.

        A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of any amounts currently withheld by filing an appropriate claim for a refund with the IRS.

Conversion

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of Notes into Common Stock, except with respect to cash (if any) received in lieu of a fractional share or interest not previously included in income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described below for the sale of Common Stock. Cash or Common Stock treated as issued for accrued interest would be treated as interest under the rules described above.

Sale, Exchange or Redemption of Notes or Common Stock

        Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Note or Common Stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Note or Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) in the case of the disposition of Common Stock, the Company is a U.S. real property holding corporation. The Company does not believe that it is currently a "United States real property holding corporation," or that it will become one in the future.

Federal Estate Tax

        Notes held (or treated as held) by an individual who is not a citizen or resident of the United States (for federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax provided that the interest thereon qualifies as portfolio interest and was not U.S. trade or business income. Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (for federal estate tax purposes) will be included in such individual's estate for U.S. federal income tax purposes unless an applicable estate tax treaty otherwise applies.

Information Reporting and Backup Withholding

        The Company must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments of principal on the Notes by the Company to a Non-U.S. Holder if the holder certifies as to its Non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its Paying Agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

        The payment of the proceeds from the disposition of Notes or Common Stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note or Common Stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or (iii) with respect to payments made after December 31, 1998, a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a United States trade or business.

        In the case of the payment of proceeds from the disposition of Notes or Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, information reporting is required on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

        THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND THE COMMON STOCK OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

        The Company will not receive any of the proceeds of the sale of the Notes and the Conversion Shares (the "Securities") offered hereby. The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters," and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; and (f) through the writing of options. At any time a particular offer of the Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

        To the best knowledge of the Company, there are currently no plans, arrangement or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Securities by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Securities offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Securities by other means not described herein.

        The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

        Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Notes by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

        The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of the Notes and the Conversion Shares offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 30, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

        No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in and which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                             ----------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information.......................................................  2
Documents Incorporated by Reference.........................................  2
The Company.................................................................  3
The Offering................................................................  4
Risk Factors................................................................  6
Use of Proceeds............................................................. 15
Ratio of Earnings to Fixed Charges.......................................... 15
Selling Securityholders..................................................... 16
Description of Notes........................................................ 17
Certain United States Federal Income
  Tax Considerations........................................................ 33
Plan of Distribution........................................................ 39
Legal Matters............................................................... 40
Experts..................................................................... 40

                                     CYPRESS
                                  SEMICONDUCTOR
                                   CORPORATION

                                  $175,000,000
                           6% CONVERTIBLE SUBORDINATED
                                 NOTES DUE 2002
                                       AND
                             SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

                             ----------------------

                                   PROSPECTUS

                             ----------------------


                                DECEMBER   , 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                                        AMOUNT
                                                                      ----------
SEC registration fee ............................................     $   51,625
Accounting fees and expenses ....................................     $   25,000
Legal fees and expenses .........................................     $   35,000
Miscellaneous fees and expenses .................................     $    3,375
                                                                      ----------
Total ...........................................................     $  115,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article 11 of the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as the same now exists or may hereafter be amended, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article VI of the Company's Bylaws provides that the Company (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and (ii) may indemnify any person who was or is a, party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws provide that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        Article VI of the Company's Bylaws also provides that the Company (1) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and (2) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        The Bylaws further provide that, to the extent that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith and to the extent that an employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he may be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        The Company's Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. The Company currently maintains liability insurance for its officers and directors.

        The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company.

ITEM 16. EXHIBITS

  EXHIBIT
  NUMBER                          DESCRIPTION OF DOCUMENT
  -------   --------------------------------------------------------------------
    4.1     Indenture, dated as of September 15, 1997, between the Company and
            State Street Bank and Trust Company of California, N.A., as Trustee,
            including the form of Note.

    4.2     Form of Note (included in Exhibit 4.1).

    4.3 Registration Rights Agreement, dated as of September 15, 1997, among the Company, Deutsche Morgan Grenfell Inc., Prudential Securities
            Incorporated and Robertson, Stephens & Company LLC.

    5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.

   12.1     Statement re computation of ratios of earnings to fixed charges.

   23.1     Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation (included in Exhibit 5.1).

   23.2     Consent of Price Waterhouse LLP.

   24.1     Power of Attorney (see page II-5).

    25.1 Statement of Eligibility Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee on Form T-1.


ITEM 17. UNDERTAKINGS

      1. The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. Insofar as indemnification of liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      4. The undersigned registrant hereby undertakes that:

            (a) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (b) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on December 19, 1997.

                                      CYPRESS SEMICONDUCTOR CORPORATION


                                      By /s/ T.J. Rodgers
                                        ----------------------------------------
                                           T.J. Rodgers
                                           President and Chief Financial Officer



                               POWER OF ATTORNEY

        Each of the officers and directors of Cypress Semiconductor Corporation whose signature appears below hereby constitutes and appoints T.J. Rodgers and Emmanuel Hernandez, and each of them, their true and lawful attorneys-in-fact and agents with full power of substitutions, each with the power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement, and to perform any acts necessary to be done in order to file such amendment, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                NAME                                   TITLE                           DATE
                ----                                   -----                           ----
/s/ T.J. Rodgers                     President, Chief Financial Officer        December 19, 1997
-----------------------------------  and Director (Principal Executive Officer)
            T.J. Rodgers

/s/ Emmanuel Hernandez               Chief Financial Officer, Vice President,  December 19, 1997
-----------------------------------  Finance and Administration (Principal
         Emmanuel Hernandez          Financial and Accounting Officer)

/s/ Pierre R. Lamond                 Director                                  December 19, 1997
-----------------------------------
          Pierre R. Lamond

/s/ John C. Lewis                    Director                                  December 19, 1997
-----------------------------------
            John C. Lewis

/s/ Fred B. Bialek                   Director                                  December 19, 1997
-----------------------------------
           Fred B. Bialek

/s/ Eric A. Benhamou                 Director                                  December 19, 1997
-----------------------------------
          Eric A. Benhamou

                                      EXHIBIT INDEX

  EXHIBIT
  NUMBER                          DESCRIPTION OF DOCUMENT
  -------   --------------------------------------------------------------------
    4.1     Indenture, dated as of September 15, 1997, between the Company and
            State Street Bank and Trust Company of California, N.A., as Trustee,
            including the form of Note.

    4.2     Form of Note (included in Exhibit 4.1).

    4.3 Registration Rights Agreement, dated as of September 15, 1997, among the Company, Deutsche Morgan Grenfell Inc., Prudential Securities
            Incorporated and Robertson, Stephens & Company LLC.

    5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.

   12.1     Statement re computation of ratios of earnings to fixed charges.

   23.1     Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation (included in Exhibit 5.1).

   23.2     Consent of Price Waterhouse LLP.

   24.1     Power of Attorney (see page II-5).

   25.1 Statement of Eligibility Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee on Form T-1.
